Exhibit 99.1

ALTRIA ANNOUNCES EXPIRATION OF DEBT TENDER OFFER AND FINAL RESULTS
RICHMOND, Va. - September 4, 2012 - Altria Group, Inc. (Altria) (NYSE: MO) today announced the expiration of and final results for its previously announced cash tender offer for up to $2,000,000,000 aggregate principal amount (the “Tender Cap”) of certain of its senior unsecured notes (the “Notes”). The terms and conditions of the tender offer are described in the Offer to Purchase, dated August 6, 2012, and the related Letter of Transmittal.
The tender offer for the Notes expired at 12:00 midnight, New York City time, on Friday, August 31, 2012 (the “Expiration Date”).
The total aggregate principal amount of Notes validly tendered at or prior to the Expiration Date and not validly withdrawn was $3,735,444,000, which exceeds the Tender Cap.  In accordance with the terms of the tender offer set forth in the Offer to Purchase, Altria accepted for purchase a portion of the validly tendered 9.700% Notes due 2018 (the “2018 Notes”) and 9.250% Notes due 2019 (the “2019 Notes”) in an aggregate principal amount equal to the Tender Cap.  Altria did not accept for purchase any 9.950% Notes due 2038 (the “2038 Notes”) or 10.200% Notes due 2039 (the “2039 Notes”).
According to information provided by Global Bondholder Services Corporation, the Depositary and Information Agent for the tender offer, $1,738,893,000 aggregate principal amount of the 2018 Notes and $1,285,087,000 aggregate principal amount of the 2019 Notes were validly tendered at or prior to the Expiration Date and not validly withdrawn. In accordance with the terms of the tender offer, Notes have been accepted for purchase by the Company on a prorated basis using a single proration factor applicable equally to both series of Notes. As a result, the Company has accepted for purchase Notes using a proration factor of approximately 0.66, resulting in the purchase of approximately $1,150 million principal amount of the 2018 Notes and approximately $850 million aggregate principal amount of the 2019 Notes. All 2018 Notes and 2019 Notes that were not accepted for purchase will be returned to holders in accordance with the Offer to Purchase. The 2038 Notes and 2039 Notes that were tendered will be returned to the holders in accordance with the Offer to Purchase.

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Title of Securities	CUSIP Number	Early Tender Payment*	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Fixed Spread (bps)	Total Consideration**	Tender Offer Consideration**
9.700% Notes due 2018	02209SAD5	$30	0.500% due July 31, 2017	0.787%	135	$1,435.83	$1,405.83

9.250% Notes due 2019	02209SAJ2	$30	1.750% due May 15, 2022	1.771%	80	$1,421.02	$1,391.02
*Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase.
**Per $1,000 principal amount of Notes.
For the 2018 Notes and the 2019 Notes that were validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase, the applicable total consideration per $1,000 principal amount of each series of Notes (for each series, the “Total Consideration”) is as specified in the table above. The Total Consideration includes the Early Tender Payment. Holders of the 2018 Notes and 2019 Notes tendered after the Early Tender Deadline and at or prior to the Expiration Date and accepted for purchase will receive only the applicable Tender Offer Consideration, namely the applicable Total Consideration less the Early Tender Payment.
In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the applicable last interest payment date up to, but not including, the payment date for such purchased Notes. The conditions to the tender offer have been satisfied; therefore, payment for the purchased Notes will be made today.
Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC acted as the lead dealer managers for the tender offer. Investors with questions may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) and J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-2494 (collect). Global Bondholder Services Corporation acted as the Information Agent and Depositary for the tender offer and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 387-1500 (toll-free).
This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer was made only pursuant to the Offer to Purchase and the related Letter of Transmittal. The tender offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Please refer to the Offer to Purchase and related Letter of Transmittal for a description of offer terms, conditions, disclaimers, and other information applicable to the tender offer.
Altria's Profile
Altria directly or indirectly owns 100% of each of Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.
The brand portfolios of Altria's tobacco operating companies include such well-known names as

Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Source: Altria Group, Inc.

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